Exhibit 99.3

Best Buy Co., Inc.

Supplemental Historical Information*
Consolidated Statements of Earnings
($ in millions, except per share amounts)
(Unaudited)

	Three Months Ended	Nine Months Ended
	Nov. 30, 2002	Nov. 30, 2002
Revenue	$5,131	$13,957
Cost of goods sold	3,881	10,474
Gross profit	1,250	3,483
Selling, general and administrative expenses	1,110	3,085
Operating income	140	398
Net interest expense	—	1
Earnings from continuing operations before income tax expense	140	397
Income tax expense	54	153
Earnings from continuing operations	86	244
Loss from discontinued operations, net of tax	(27)	(374)
Cumulative effect of change in accounting principle for goodwill, net of $24 tax	—	(40)
Cumulative effect of change in accounting principle for vendor allowances, net of $26 tax	—	(42)
Net earnings (loss)	$59	$(212)
Basic earnings (loss) per share:
Continuing operations	$0.27	$0.76
Discontinued operations	(0.08)	(1.17)
Cumulative effect of accounting changes	—	(0.25)
Basic earnings (loss) per share	$0.18	$(0.66)
Diluted earnings (loss) per share:
Continuing operations	$0.27	$0.75
Discontinued operations	(0.08)	(1.15)
Cumulative effect of accounting changes	—	(0.25)
Diluted earnings (loss) per share	$0.18	$(0.65)
Basic weighted average common shares outstanding (in millions)	321.5	320.9
Diluted weighted average common shares outstanding (in millions)	324.1	324.9

*Note: This presentation reflects: (a) the classification of Musicland as discontinued operations; and (b) the adoption of the accounting principle established in EITF Issue No. 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, in each case, as if such changes were in effect as of and for the dates indicated.